Exhibit 99.1

Aileron Therapeutics Strengthens Board of Directors with Appointments of William T. McKee and Josef H. von Rickenbach

WATERTOWN, Mass., June 24, 2019 (GLOBE NEWSWIRE) — Aileron Therapeutics (NASDAQ: ALRN), the clinical-stage leader in the field of stabilized cell-permeating peptides to treat cancer and other diseases, today announced that William (“Bill”) T. McKee and Josef (“Joe”) H. von Rickenbach have been elected to the Board of Directors, effective immediately.

“We are very excited to have Bill and Joe, two industry executives with a tremendous breadth of experience and a strong track record of accomplishments, join our Board of Directors. We believe that Aileron will benefit greatly from their scope and depth of operational insight and experience,” said Dr. Manuel Aivado, CEO & President of Aileron.

Mr. McKee commented, “I am excited about the prospects for ALRN-6924, and the broad applicability of Aileron’s stabilized cell-permeating peptide platform. I look forward to working with the management team and the Board to advance this promising lead program and to help Aileron build and strengthen its operational capabilities.”

“I believe Aileron’s stabilized cell-permeating peptide platform technology is very promising. Aileron’s current clinical focus, combining ALRN-6924 with Pfizer’s palbociclib, also known as IBRANCE®, in MDM2-amplified tumors, along with its plans to commence a myelopreservation trial with ALRN-6924 in September for cancer patients receiving chemotherapy, both represent exciting opportunities. Furthermore, I believe this platform is capable of producing additional novel drug candidates that address previously undruggable targets,” said Mr. von Rickenbach. “I look forward to helping Aileron leverage my experience to the benefit of patients and shareholders.”

Mr. von Rickenbach has built a long and successful career in the drug development industry. Last year, he retired after 35 years as the Chairman and Chief Executive Officer of PAREXEL, one of the world’s largest biopharmaceutical service providers with about 19,000 employees and operations in more than 50 countries. Mr. von Rickenbach co-founded PAREXEL in 1982, led the company through its IPO in late 1995 and more than 40 mergers and acquisitions. Pamplona Capital Management, a private equity firm, took PAREXEL private for approximately $5 billion in September 2017. Mr. von Rickenbach started his career at Schering-Plough, Inc., and held positions at 3M (East), a division of 3M Company, and ERCO (later ENSECO), Inc. Currently the Managing Director of stet vision LLC, Mr. von Rickenbach recently was co-Founder, President & CEO of Helio Vision, Inc., a Boston-based ophthalmic biopharma company developing a therapy for proliferative vitreoretinopathy (PVR), that merged into Aldeyra, Inc. (NASDAQ: ALDX) in early 2019. Mr. von Rickenbach serves on the Board of Trustees of McLean Hospital and on the Board of Directors of NEHI (Network for Excellence in Health Innovation). Mr. von Rickenbach received an M.B.A. from Harvard Business School and a B.A. in Business Economics from Lucerne University in Switzerland.

Mr. McKee is a seasoned pharmaceutical industry executive and consultant. Currently, Mr. McKee serves as the Chief Executive Officer of MBJC Associates, LLC, a business consulting firm serving the pharmaceutical and biotech industry. Prior to joining MBJC Associates, Mr. McKee served as the Chief Operating Officer and Chief Financial Officer for EKR Therapeutics, Inc. from July 2010 until June 2012, when EKR was sold to Cornerstone Therapeutics Inc. From December 2008 until March 2010, Mr. McKee served as the executive vice president, chief financial officer and treasurer of Barr Pharmaceuticals, LLC, a subsidiary of Teva Pharmaceutical and the successor entity to Barr Pharmaceuticals, Inc., which was acquired by Teva in December 2008. Mr. McKee was also executive vice president and chief financial officer of Barr prior to its acquisition by Teva, after having served in positions of increasing responsibility at Barr from 1995 until its acquisition. McKee serves as a member of the board of directors and chairman of the audit committee of Assertio Therapeutics, Inc., a specialty pharmaceutical company, and Agile Therapeutics, Inc., a biopharmaceutical company. Mr. McKee received a B.B.A. from the University of Notre Dame.

About ALRN-6924

ALRN-6924 is a first-in-class, stabilized cell-permeating alpha-helical peptide that mimics the p53 tumor suppressor protein to disrupt its interactions with both its endogenous inhibitors, MDMX and MDM2. ALRN-6924 is currently being evaluated in multiple clinical trials for the treatment of a variety of cancers, including cancers with MDM2-amplified tumors. For information about Aileron’s clinical trials, please visit www.clinicaltrials.gov.

About Aileron

Aileron is a clinical-stage biopharmaceutical company advancing a proprietary platform of cell-permeating alpha-helical peptides that address the most important intracellular targets in oncology and other therapeutic areas. The stabilized helical structure of our peptides allows the design of cell-permeating therapeutic agents with large molecular surfaces for optimal target binding properties, resulting in drug candidates like ALRN-6924. Our current focus is to improve the standard of care for patients with cancer by developing safe and effective therapies that leverage our proprietary peptide platform. For more information, visit www.aileronrx.com, and for more information about our clinical trials please visit www.clinicaltrials.gov.

Forward-Looking Statements

Statements in this press release about Aileron’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s strategy and clinical development plans. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Aileron’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Aileron’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Aileron’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Aileron’s quarterly report on Form 10-Q for the period ended March 31, 2019, filed on May 8, 2019, and risks described in other filings that Aileron may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aileron specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Investors:

Aileron Therapeutics

Don Dougherty, CFO

617-995-0900

ddougherty@aileronrx.com

Hans C. Vitzthum

LifeSci Advisors, LLC.

617-535-7743

hans@lifesciadvisors.com